EXHIBIT 10.1

AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of December 17, 2014, is executed by and among Apogee Enterprises, Inc. (the “Borrower”), the Lenders (as defined below), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”).

BACKGROUND

A. The Borrower, the lenders party thereto (“Lenders”), the Administrative Agent and the other named agents are party to that certain Amended and Restated Credit Agreement dated as of October 19, 2012, as amended on November 20, 2013 (the “Credit Agreement”).

B. The parties wish to further amend the Credit Agreement as provided herein.

C. The Borrower, the Administrative Agent and the Lenders are willing to enter into this Amendment upon the terms and conditions set forth below.

NOW THEREFORE, in consideration of the matters set forth in the recitals and the covenants and provisions herein set forth, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Section 1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

Section 2. Increase in Aggregate Revolving Credit Commitment; Additional Lender. Upon the effectiveness of this Amendment, (x) the aggregate Revolving Credit Commitment shall be increased from $100,000,000 to $125,000,000, with the Revolving Credit Commitments to be held among the Lenders as set forth on Schedule 1.2 to the Credit Agreement, as amended hereby in the form attached hereto as Exhibit A, and with such increase to have no effect upon the amount of Incremental Loans available to the Borrower pursuant to Section 4.13 hereof, and (y) The Northern Trust Company (“Northern Trust”) shall become a Lender with a Revolving Credit Commitment in the amount of $15,000,000 (the “New Commitment”). By its execution hereof, Northern Trust hereby (a) represents and warrants that (i) from and after the date of this Amendment, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the new Commitment, shall have the obligations of a Lender thereunder, (ii) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Amendment and assume the New Commitment, and (iii) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to assume the New Commitment, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Section 3. Amendments to the Credit Agreement. As of the Second Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

3.1. Section 1.1 of the Credit Agreement is hereby amended by:

(i) deleting the table in the definition of Applicable Margin and replacing it with the following:

Pricing Level	Leverage Ratio	LIBOR +	Base Rate +	Commitment Fee
I	Less than 1.00 to 1.00	1.125%	0.125%	0.175%
II	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.25%	0.25%	0.20%
III	Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	1.375%	0.375%	0.25%
IV	Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	1.50%	0.50%	0.30%
V	Greater than or equal to 2.50 to 1.00	1.75%	0.75%	0.35%

(ii) restating the following defined terms in their entirety:

“L/C Commitment” shall mean the lesser of (i) $40,000,000 and (ii) the Revolving Credit Commitments of all the Lenders.

“Maturity Date” shall mean the earliest to occur of (i) December 17, 2019, as such date may be extended in accordance with Section 2.7, (ii) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.5 or (iii) the date of termination of the Revolving Credit Commitment pursuant to Section 9.2(a).

“Revolving Credit Commitment” shall mean (i) as to any Lender, the obligation of such Lender to make Revolving Credit Loans in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name in Schedule 1.2, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 4.13) and (ii) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof (including, without limitation, Section 4.13). The Revolving Credit Commitment of all the Lenders as of December 17, 2014 shall be $125,000,000.

and (iii) inserting the following terms in the appropriate alphabetical order therein:

“Declining Lender” has the meaning assigned thereto in Section 2.7(b).

“Extending Lender” has the meaning assigned thereto in Section 2.7(a).

“Extension Request” has the meaning assigned thereto in Section 2.7(a).

“Response Date” has the meaning assigned thereto in Section 2.7(a).

3.2. Article II of the Credit Agreement is hereby amended to add a new Section 2.7 as follows:

2.7 Extension of Maturity Date.

(a) On no more than two (2) occasions prior to the Maturity Date, the Borrower may request an extension of the Maturity Date for a period of one additional year by submitting a request for an extension to the Administrative Agent (an “Extension Request”) no earlier than 90 days, but no later than 30 days prior to any anniversary of the Closing Date. The Extension Request must specify the new Maturity Date requested by the Borrower and the date as of which the Lenders must respond to the Extension Request, which date shall not be less than 20 days prior to the applicable anniversary date (the “Response Date”). Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender of the contents thereof and shall request each Lender to approve the Extension Request. Each Lender may, in its sole and absolute discretion, approve or deny any Extension Request. Each Lender approving the Extension Request (an “Extending Lender”) shall deliver its written consent no later than the Response Date and any Lender which has not responded to such Extension Request by the Response Date shall be deemed to have declined it. The Administrative Agent shall provide written notice to the Borrower of the Lenders’ response no later than 5 days prior to the applicable anniversary date. The Extending Lenders’ Revolving Credit Commitments (and the Maturity Date) shall be extended for one additional year after the Maturity Date in effect at the time the Extension Request is received, including the Maturity Date as one of the days in the calculation of the days elapsed; provided that (i) at least 70% of the Revolving Credit Commitment amount is extended or otherwise committed to by Extending Lenders and any new lenders and (ii) the Borrower has delivered to the Administrative Agent (x) an Officer’s Certificate dated as of the Maturity Date in effect at the time the Extension Request is received certifying that (A) the representations and warranties contained in Article VI and the other Loan Documents are true and correct as of such date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (B) no Default or Event of Default exists and (y) customary corporate authorization documents reasonably requested by the Administrative Agent. Otherwise, the Maturity Date shall not be extended.

(b) The Commitment of any Lender that declines an Extension Request or fails to approve an Extension Request on or prior to the Response Date (a “Declining Lender”) shall be terminated on the Maturity Date in effect at the time such Extension Request is received (without regard to any extension by other Lenders) and the Borrower shall pay to such Declining Lender all principal, interest, fees and other amounts owing to such Declining Lender on the Maturity Date in effect at the time such Extension Request is received (without regard to any extension by other Lenders). The Borrower shall have the right, on or prior to the applicable anniversary date, to replace any Declining Lender with a third party financial institution reasonably acceptable to the Administrative Agent and the Borrower in the manner set forth in Section 4.12(b).

3.3. Section 4.1(b) of the Credit Agreement is hereby amended by deleting the first clause thereof and replacing it with the following:

In connection with each LIBOR Rate Loan, the Borrower by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), six (6) or, with the consent of each Lender, twelve (12) months; provided that:

3.4. Section 4.2 of the Credit Agreement is hereby amended by deleting the first paragraph thereof and replacing it with the following:

The Borrower shall have the option to:

(a) convert at any time following the third Business Day after the Restatement Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans; and

(b) upon the expiration of any Interest Period with respect to any LIBOR Rate Loans, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans;

provided, that following the occurrence and during the continuation of a Default or an Event of Default, upon notice provided to the Borrower, at the sole discretion of the Administrative Agent or the Required Lenders, the Borrower shall no longer be able to exercise any such option.

3.5. Section 4.13 of the Credit Agreement is hereby amended by deleting the reference to “$50,000,000” therein and replacing it with a reference to “$75,000,000”.

3.6. Section 6.21 of the Credit Agreement is hereby amended by deleting the last sentence thereof and replacing it with the following:

No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary is liable to any Person for infringement under applicable law with respect to any such rights as a result of its business operations, which in any such case could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

3.7. Section 7.14 of the Credit Agreement is hereby amended by restating clauses (a) and (b) in their entirety as follows:

(a) Notify the Administrative Agent within three (3) Business Days after the creation or acquisition of any Domestic Subsidiary and promptly thereafter (and in any event within thirty (30) days after such creation or acquisition), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such documents and certificates referred to in Section 5.1 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such updates to the Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (iv) deliver to the Administrative Agent such other documents and instruments as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, any Domestic Subsidiary with less than $1,000,000 in assets at the time of its creation or acquisition shall not be required to comply with this paragraph (a); provided, that if any time thereafter such Domestic Subsidiary shall acquire assets in excess of $1,000,000, the Borrower shall promptly notify the Administrative Agent thereof and shall cause such Domestic Subsidiary to promptly thereafter comply with the requirements of this paragraph (a).

(b) Notify the Administrative Agent within three (3) Business Days after any Person becomes a first tier Foreign Subsidiary of the Borrower, and promptly thereafter (and in any event within forty-five (45) days after notification), cause (i) the Borrower or the applicable Subsidiary to deliver Security Documents to the Administrative Agent pledging sixty-five percent (65%) of the total outstanding Capital Stock (to the extent, and for so long as, the pledge of any greater percentage would have material adverse federal income tax consequences for the Borrower) and a consent thereto executed by such new

Foreign Subsidiary (including, without limitation, if applicable, original stock certificates (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Capital Stock of such new first tier Foreign Subsidiary, together with an appropriate undated stock power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such documents and certificates referred to in Section 5.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updates to the Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, any first tier Foreign Subsidiary with less than $10,000,000 in assets at the time of its creation or acquisition shall not be required to comply with this paragraph (b); provided, that if any time thereafter such first tier Foreign Subsidiary shall acquire assets in excess of $10,000,000, the Borrower shall promptly notify the Administrative Agent thereof and cause such first tier Foreign Subsidiary to promptly thereafter comply with the requirements of this paragraph (b).

3.8. Section 8.1 of the Credit Agreement is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following:

The consideration paid for any assets or Property in any sale, transfer, lease or other disposition of assets or Property permitted by this Section 8.1 must be equal to the Fair Market Value for such assets or Property.

3.9. Section 8.2 of the Credit Agreement is hereby amended by:

(i)	deleting the reference to “$2,500,000” in clause (d) thereof and replacing it with a reference to “$5,000,000”;

(ii)	deleting the reference to “$20,000,000” in clause (e) thereof and replacing it with a reference to “$30,000,000”;

(iii)	deleting the reference to “$20,000,000” in clause (j) thereof and replacing it with a reference to “$50,000,000”; and

(iv)	deleting clause (q) thereof in its entirety and replacing it with the following:

(q) Other Liens, provided that the aggregate principal amount of Indebtedness secured by such other Liens does not exceed $35,000,000.

3.10. Section 8.4 of the Credit Agreement is hereby amended by deleting the reference to “$5,000,000” in clause (n) thereof and replacing it with a reference to “$10,000,000”.

3.11. Section 8.11(c) of the Credit Agreement is hereby restated in its entirety as follows:

(c) Maximum Leverage Ratio. Permit its Leverage Ratio to exceed 3.00 to 1.00 as of the last day of any fiscal quarter for the period of four fiscal quarters ending on such date.

3.12. Section 9.1 of the Credit Agreement is hereby amended by restating clause (i) in its entirety as follows:

(i) Change of Control. Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under said Act), or shall have acquired control, directly or indirectly, of 25% or more of the outstanding shares of common stock of the Borrower; or, during any period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period, or were nominees of such directors, shall cease to constitute a majority of the board of directors of the Borrower.

3.13. Section 11.2 of the Credit Agreement is hereby amended by restating clause (b) in its entirety as follows:

(b) except as provided in Section 2.7, postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

3.14. Schedule 1.2 to the Credit Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A hereto.

Section 4. Representations and Warranties. To induce the Administrative Agent and the undersigned Lenders to execute this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and such Lenders as follows:

4.1. the execution, delivery and performance of this Amendment have been duly authorized by all requisite action of the Borrower, and this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

4.2. each of the representations and warranties contained in Article VI of the Credit Agreement are true and correct in all material respects with the same effect as though made on and as of the date hereof (except, in each case, to the extent stated to relate to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date); provided, that if a representation or warranty is qualified as to materiality, the applicable materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this provision; and

4.3. no Event of Default or Default exists under the Credit Agreement or would exist after giving effect to this Amendment.

Section 5. Effectiveness. This Amendment shall become effective as of the date first set forth above, subject to the satisfaction of the following conditions precedent (the date of such satisfaction being the “Second Amendment Effective Date”):

5.1. Amendment. Administrative Agent shall have received counterparts of this Amendment signed by the Administrative Agent, the Borrower and the Lenders.

5.2. Reaffirmation Agreement. The Borrower and the Subsidiary Guarantors shall have executed and delivered to Administrative Agent a Reaffirmation Agreement.

5.3. Legal Opinion. A favorable opinion of counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Borrower, this Amendment, the Loan Documents and such other matters as the Administrative Agent shall reasonably request and which opinion shall permit reliance by successors and permitted assigns of each of the Administrative Agent and the Lenders.

5.4. Secretary’s Certificate. Administrative Agent shall have received from Borrower and each Subsidiary Guarantor (i) its charter (or similar formation document) (or a certification by its secretary or assistant secretary that there have been no changes to its charter (or similar formation document) since delivery thereof to Administrative Agent on the Restatement Closing Date), (ii) a good standing certificate from its state of organization, (iii) its bylaws or similar formation document (or a certification from its secretary or assistant secretary that as of the date of such certificate there has been no change to its bylaws since delivery thereof to Administrative Agent on the Restatement Closing Date), (iv) resolutions of its board of directors or other governing body approving and authorizing its execution, delivery and performance of this Amendment, and (v) signature and incumbency certificates of its officers executing this Amendment, all certified by its secretary or an assistant secretary as being in full force and effect without modification.

5.5. Representations and Warranties. The warranties and representations of each Credit Party contained in this Amendment, the Credit Agreement and the other Loan Documents, shall each be true and correct in all material respects as of the effective date hereof, with the same effect as though made on such date (except to the extent expressly stated to relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date).

5.6. No Default. After giving effect to this Amendment, no Default or Event of Default under the Credit Agreement shall have occurred and be continuing.

5.7. Payment of Fees. The Borrower shall have paid to the Administrative Agent and Lead Arranger, as applicable, the fees set forth in that certain Fee Letter among the Borrower, the Administrative Agent and the Lead Arranger dated as of November 25, 2014.

Section 6. Reference to and Effect Upon the Credit Agreement.

6.1. Except as specifically provided herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

6.2. Except as specifically set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders under the Credit Agreement or any other Loan Document, nor constitute an amendment or waiver of any provision of the Credit Agreement or any other Loan Document. Upon the effectiveness of this Amendment, each reference to the Credit Agreement contained therein or in any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby. This Amendment shall constitute a Loan Document for the purposes of the Credit Agreement and each other Loan Document.

Section 7. APPLICABLE LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE APPLICATION OF ANOTHER LAW.

Section 8. Enforceability and Severability. Wherever possible, each provision in or obligation under this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any such provision or obligation shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 9. Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Delivery of a counterpart signature page by facsimile transmission or by e-mail transmission of an Adobe portable document format file (also known as a “PDF” file) shall be effective as delivery of a manually executed counterpart signature page.

Section 10. Costs and Expenses. The Borrower hereby affirms its obligation under Section 11.3 of the Credit Agreement to reimburse the Administrative Agent for all reasonable out-of-pocket expenses incurred in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the attorneys’ fees and expenses for the Administrative Agent with respect thereto.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the day and year first above written.

BORROWER:
APOGEE ENTERPRISES, INC., as Borrower

	By:	/s/ Gary R. Johnson
Name: Gary R. Johnson Title: Vice President and Treasurer

LENDERS:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and a Lender

	By:	/s/ Mark Holm
Name: Mark Holm
Title: Managing Director

BMO HARRIS BANK, NA, as Co- Syndication Agent and a Lender

	By:	/s/ Barbara Nieland
Name: Barbara Nieland
Title: SVP / Director

[Signature Page to Amendment No. 2 to Credit Agreement]

US BANK NATIONAL ASSOCIATION, as Co-Syndication Agent and a Lender

By:	/s/ Mila Yakovlev
Name: Mila Yakovlev
Title: Vice President

COMERICA BANK, as Issuing Lender and a Lender

By:	/s/ Mark. J. Leveille
Name: Mark. J. Leveille
Title: Vice President

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Molly Drennan
Name: Molly Drennan
Title: Senior Vice President

[Signature Page to Amendment No. 2 to Credit Agreement]

EXHIBIT A

Schedule 1.2

Revolving Credit Commitments

Lender	Revolving Credit Commitment
Wells Fargo Bank, National Association	$35,000,000
BMO Harris Bank, NA	$27,500,000
US Bank National Association	$27,500,000
Comerica Bank	$20,000,000
The Northern Trust Company	$15,000,000

$125,000,000